Exhibit 99.2

CONTACTS:
Shelly Doran	317.685.7330 Investors
Les Morris	317.263.7711 Media

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP ANNOUNCES SECOND QUARTER FFO PER SHARE GROWTH OF 16.8% AND DECLARES QUARTERLY DIVIDENDS

Indianapolis, Indiana—July 28, 2005...Simon Property Group, Inc. (the “Company” or “Simon”) (NYSE:SPG) today announced results for the quarter and six months ended June 30, 2005:

•       Net income available to common stockholders for the quarter increased 119.0% to $154.8 million from $70.7 million in 2004. On a diluted per share basis the increase was 105.9% to $0.70 from $0.34 in the second quarter of 2004. Net income available to common stockholders for the six months increased 77.9% to $211.9 million from $119.1 million in 2004. On a diluted per share basis the increase was 65.5% to $0.96 per share from $0.58 per share in 2004. The increase in net income for the quarter and six months is primarily attributable to net gains on the sale of two Chicago office building complexes.

•       Diluted funds from operations (“FFO”) of the Simon portfolio for the quarter increased 30.1% to $349.4 million from $268.5 million in 2004. On a per share basis the increase was 16.8% to $1.18 from $1.01 in the second quarter of 2004. Diluted FFO of the Simon portfolio for the six months increased 30.7% to $683.2 million from $522.8 million in 2004. On a per share basis the increase was 17.3% to $2.31 per share from $1.97 per share in 2004.

The Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States (“GAAP”). The Company believes that FFO is helpful to investors because it is a widely recognized measure of the performance of real estate investment trusts and provides a relevant basis for comparison among REITs. A reconciliation of GAAP reported net income to FFO is provided in the financial statement section of this press release.

The Company’s core fundamentals continue to demonstrate strength as evidenced by growth in operating metrics for all three domestic business platforms:

	As of June 30, 2005	As of June 30, 2004		Increase
Occupancy
Regional Malls(1)	92.2%	91.3%		90 basis points
Premium Outlet® Centers(2)	99.2%	98.0	%(3)	120 basis points
Community/Lifestyle Centers(2)	91.5%	91.5%		No change
Comparable Sales per Sq. Ft.
Regional Malls(4)	$442	$419		5.5%
Premium Outlet® Centers(2)	$426	$397	(3)	7.3%
Community/Lifestyle Centers(2)	$218	$213		2.3%
Average Rent per Sq. Ft.
Regional Malls(1)	$34.16	$32.92		3.8%
Premium Outlet® Centers(2)	$22.83	$21.16	(3)	7.9%
Community/Lifestyle Centers(2)	$11.13	$10.77		3.3%

(1)          For mall and freestanding stores.

(2)          For all owned gross leasable area (GLA).

(3)          The Company acquired Chelsea Property Group on October 14, 2004.

(4)          For mall and freestanding stores with less than 10,000 square feet.

“We reported strong financial results and robust operating fundamentals for the second quarter,” said David Simon, Chief Executive Officer. “We also completed the efficient execution of a $1 billion unsecured notes offering, sold over $250 million of non-core assets, and announced additional international development initiatives.”

Dividends

Today the Company announced a quarterly common stock dividend of $0.70 per share to be paid on August 31, 2005 to stockholders of record on August 17, 2005.

The Company also declared dividends on its four outstanding issues of preferred stock:

•       8.75% Series F Cumulative Redeemable Preferred (NYSE:SPGPrF) dividend of $0.546875 per share is payable on September 30, 2005 to stockholders of record on September 16, 2005.

•       7.89% Series G Cumulative Preferred (NYSE:SPGPrG) dividend of $0.98625 per share is payable on September 30, 2005 to stockholders of record on September 16, 2005.

•       6% Series I Convertible Perpetual Preferred (NYSE:SPGPrI) dividend of $0.75 per share is payable on August 31, 2005 to stockholders of record on August 17, 2005.

•       8 3/8% Series J Cumulative Redeemable Preferred (NYSE:SPGPrJ) dividend of $1.046875 per share is payable on September 30, 2005 to stockholders of record on September 16, 2005.

Development Activity

On May 5, 2005, the Company opened Phase I of Seattle Premium Outlets®, a 381,000 square foot upscale outlet center in Tulalip, Washington, 35 miles north of Seattle. The center is located off I-5 on the Tulalip Tribes Reservation. Tenants include: Adidas, Adrienne Vittadini, Ann Taylor, Banana Republic, Brooks Brothers, Burberry, Calvin Klein, Crabtree & Evelyn, Coach, Gap, Guess, Izod, J.Crew, Le Creuset, Mikasa, Movado, Nike, Polo Ralph Lauren, Sony, Tommy Hilfiger, and Tumi. Gross costs were $58 million. The Company owns 100% of this project.

Wolf Ranch, a 670,000 square foot community center located north of Austin, Texas in Georgetown, opened earlier this month. It is an open-air, mixed-use shopping center containing a mix of anchor stores, specialty retail stores and unique restaurants. Wolf Ranch is anchored by Target, Linens ‘n Things, Michaels, Office Depot, Old Navy, Pier One Imports, PetsMart and T.J. Maxx. Three additional anchors—Kohl’s, Best Buy and DSW—are under construction and scheduled to open during October and November of this year. Gross costs are expected to approximate $98 million. The Company owns 100% of this project.

During the quarter, the Company started construction on three new projects:

•       Round Rock Premium Outlets—a 433,000 square foot upscale outlet center in Round Rock (Austin), Texas. The project is scheduled to open in the fall of 2006.

•       The Domain—a master-planned urban village in Austin, Texas, that will include 700,000 square feet of retail and restaurants, 75,000 square feet of Class A office space and 390 multi-family residential units. The retail portion will be anchored by Neiman Marcus and Foley’s. The Domain is scheduled to open in March 2007.

•       The Village at SouthPark—a mixed-use project comprised of residential and retail components located adjacent to Simon’s highly successful SouthPark Mall in Charlotte, North Carolina. The retail component is scheduled to open in March 2007, followed by the residential component in May 2007.

The Company continues construction on:

•       Firewheel Town Center—a 785,000 square foot open-air regional shopping center in Garland, Texas. The project is scheduled to open on October 7, 2005.

•       Coconut Point—an open-air, mixed-use mainstreet regional shopping center in Estero/Bonita Springs, Florida. The community center component is expected to open in March 2006, followed by the remainder of the project in September 2006.

Construction also continues on three development projects in Italy, partially owned by Gallerie Commerciali Italia, the Company’s Italian joint venture.

International Activity

On April 19, 2005, the Company announced that it signed an agreement with Seoul-based Shinsegae Co., Ltd. and Shinsegae International Co., Ltd. to jointly develop Premium Outlet centers in South Korea. The joint venture will adapt Chelsea’s Premium Outlet concept to the development of upscale, fashion-oriented outlet centers in South Korea. Chelsea will contribute leasing, design, marketing and operations expertise to the venture; Shinsegae will manage the venture’s entitlement, development and construction activities. The initial focus will be on the development of a Premium Outlet center to serve the greater Seoul market.

On May 23, 2005, the Company announced the opening of a regional office in Hong Kong. Operating as Simon/Chelsea International Ltd., a newly formed subsidiary, the office will be responsible for Simon’s retail real estate activities in Asia. Located in the Central district of Hong Kong, the new regional office will be headed by Renee Ting, Managing Director, a real estate professional with extensive experience in Hong Kong, Beijing and Shanghai.

On July 25, 2005, SPG announced the execution of a Cooperation Framework Agreement with the Morgan Stanley Real Estate Funds (“MSREF”) and SZITIC Commercial Property Co. Ltd. (“SZITIC CP”), retail property subsidiary of the Chinese state-owned trust and investment firm, Shenzhen International Trust & Investment Co., Ltd. (“SZITIC”), to develop retail shopping center projects in China. Simon and MSREF will each own 32.5% of the enterprise while SZITIC CP will own 35%. Each project will be an urban, multi-level, retail destination of between 40,000 sq. m and 70,000 sq. m (430,000 and 750,000 sq. ft.), anchored in all cases by a Wal-Mart store.

Disposition Activity

On June 1, 2005, the Company sold its Chicago office portfolio—three buildings at Riverway and two buildings at O’Hare International Center—for $257 million. In addition, the Company has completed or expects to complete the sale of land at Riverway underlying two additional buildings owned by the current ground lessees for $19 million during the third quarter. The Company recorded a gain of $119.7 million in the second quarter in conjunction with the sale of Riverway and O’Hare.

Financing Activity

On June 7, 2005, the Company announced the closing of a private offering of $1 billion of senior notes by its operating partnership subsidiary, Simon Property Group, L.P. (the “Operating Partnership”). The offering consisted of $400 million of 4.60% notes due 2010 and $600 million of 5.10% notes due 2015. The notes were offered within the United States to qualified institutional buyers pursuant to Rule 144A and outside the United States in accordance with Regulation S under the Securities Act of 1933, as amended. The five-year notes were issued at an offering price of 99.870% and the ten-year notes at 99.967%. The net proceeds of the offering were used to reduce outstanding borrowings on two credit facilities of the Operating Partnership. An offer to exchange these notes for registered notes is underway and is expected to be completed during the third quarter.

2005 Guidance

Today the Company updated its guidance for 2005. The Company expects diluted FFO to be within a range of $4.80 to $4.85 per share for the year ending December 31, 2005, and diluted net income to be within a range of $1.67 to $1.72 per share.

The following table provides the reconciliation of estimated diluted net income per share to diluted FFO per share.

For the twelve months ended December 31, 2005	Low	High
Estimated diluted net income per share	$1.67	$1.72
Depreciation and amortization including joint ventures	3.65	3.65
Gain on sales of real estate and discontinued operations, net of tax effect	(0.46)	(0.46)
Impact of additional dilutive securities for FFO per share	(0.06)	(0.06)
Estimated diluted FFO per share	$4.80	$4.85

Forward-Looking Statements

Estimates of future net income and FFO per share, and other statements regarding future developments and operations, are forward-looking statements within the meaning of the federal securities laws. Forward-looking statements often contain words such as “estimated,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Actual results may differ materially from those indicated by forward-looking statements due to a variety of risks and uncertainties. Those risks and uncertainties include, but are not limited to, international, national, regional and local economic climates, competitive market forces, changes in market rental rates, trends in the retail industry, the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, risks associated with acquisitions, the impact of terrorist activities, environmental liabilities, pending litigation, maintenance of REIT status, changes in applicable laws, rules and regulations, changes in market rates of interest and fluctuations in exchange rates of foreign currencies. The reader is directed to the Company’s various filings with the Securities and Exchange Commission for a discussion of such risks and uncertainties. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Conference Call

The Company will provide an online simulcast of its quarterly conference call at www.simon.com (in the About Simon section), www.earnings.com, and www.streetevents.com. To listen to the live call, please go to any of these websites at least fifteen minutes prior to the call to register, download and install any necessary audio software. The call will begin at 4:00 p.m. Eastern Daylight Time (New York) today, July 28, 2005. An online replay will be available for approximately 90 days at www.simon.com.

Supplemental Materials

The Company will publish a supplemental information package which will be available at www.simon.com in the Investor Relations section, Other Financial Reports tab. It will also be furnished to the SEC as part of a current report on Form 8-K. If you wish to receive a copy via mail or email, please call 800-461-3439.

About Simon

Simon Property Group, Inc., headquartered in Indianapolis, Indiana, is a real estate investment trust engaged in the ownership, development and management of retail real estate, primarily regional malls, Premium Outlet® centers and community/lifestyle centers. The Company’s current total market capitalization is approximately $39 billion. Through its subsidiary partnership, it currently owns or has an interest in 294 properties in the United States containing an aggregate of 201 million square feet of gross leasable area in 40 states plus Puerto Rico. Simon also holds interests in 51 European shopping centers in France, Italy, Poland and Portugal; 5 Premium Outlet centers in Japan; one Premium Outlet center in Mexico; and one shopping center in Canada. Additional Simon Property Group information is available at www.simon.com.

SIMON
Consolidated Statements of Operations
Unaudited
(In thousands)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004
REVENUE:
Minimum rent	$470,387	$355,455	$937,026	$703,781
Overage rent	14,423	8,538	27,731	18,019
Tenant reimbursements	213,873	174,947	425,470	345,180
Management fees and other revenues	17,505	18,490	37,185	36,403
Other income	40,074	34,133	76,769	61,137
Total revenue	756,262	591,563	1,504,181	1,164,520
EXPENSES:
Property operating	100,916	84,821	202,567	167,824
Depreciation and amortization	206,444	142,906	418,070	277,697
Real estate taxes	71,783	58,687	143,892	117,139
Repairs and maintenance	24,904	19,886	53,230	41,833
Advertising and promotion	18,687	12,720	36,860	25,325
Provision for credit losses (recoveries)	(1,688)	3,213	824	6,656
Home and regional office costs	30,802	21,267	57,992	42,232
General and administrative	4,459	3,460	8,251	7,021
Other	11,107	7,627	21,958	16,482
Total operating expenses	467,414	354,587	943,644	702,209
OPERATING INCOME	288,848	236,976	560,537	462,311
Interest expense	199,153	156,218	395,763	308,879
Income before minority interest	89,695	80,758	164,774	153,432
Minority interest	(2,253)	(3,820)	(5,560)	(4,681)
Gain (loss) on sales of assets and other, net	2,134	11,619	12,607	(1,881)
Income tax expense of taxable REIT subsidiaries	(2,734)	(6,632)	(7,420)	(8,642)
Income before unconsolidated entities	86,842	81,925	164,401	138,228
Income from unconsolidated entities	14,456	19,836	32,383	36,908
Income from continuing operations	101,298	101,761	196,784	175,136
Results of operations from discontinued operations	1,596	1,688	4,073	3,889
Gain on disposal or sale of discontinued operations, net	119,692	197	119,780	288
Income before allocation to limited partners	222,586	103,646	320,637	179,313
LESS:
Limited partners’ interest in the Operating Partnership	42,018	20,201	57,681	34,776
Preferred distributions of the Operating Partnership	7,350	4,900	14,274	9,805
NET INCOME	173,218	78,545	248,682	134,732
Preferred dividends	(18,407)	(7,834)	(36,804)	(15,670)
NET INCOME AVAILABLE TO COMMON STOCKHOLDERS	$154,811	$70,711	$211,878	$119,062

SIMON
Per Share Data
Unaudited

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2005	2004	2005	2004
PER SHARE DATA:
Basic Earnings Per Common Share:
Income from continuing operations	$0.27	$0.33	$0.52	$0.56
Discontinued operations—results of operations and gain on disposal or sale, net	0.43	0.01	0.44	0.02
Net income available to common stockholders	$0.70	$0.34	$0.96	$0.58
Percentage Change	105.9%		65.5%
Diluted Earnings Per Common Share:
Income from continuing operations	$0.27	$0.33	$0.52	$0.56
Discontinued operations—results of operations and gain on disposal or sale, net	0.43	0.01	0.44	0.02
Net income available to common stockholders	$0.70	$0.34	$0.96	$0.58
Percentage Change	105.9%		65.5%

SIMON
Reconciliation of Net Income to FFO(A)
Unaudited
(In thousands, except as noted)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2005	2004	2005	2004
Net Income(B)(C)(D)(E)	$173,218	$78,545	$248,682	$134,732
Plus: Limited partners’ interest in the Operating Partnership and preferred distributions of the Operating Partnership	49,368	25,101	71,955	44,581
Plus: Depreciation and amortization from consolidated properties and discontinued operations	205,858	143,547	417,576	279,798
Plus: Simon’s share of depreciation and amortization from unconsolidated entities	55,567	42,140	103,298	83,632
Plus: (Gain)/loss on sales of real estate and other assets and discontinued operations	(121,826)	(11,816)	(132,387)	1,593
Plus: Tax provision related to sale	1,533	4,415	1,533	4,415
Less: Minority interest portion of depreciation and amortization	(2,792)	(1,938)	(4,841)	(3,019)
Less: Preferred distributions and dividends	(25,757)	(12,734)	(51,078)	(25,475)
FFO of the Simon Portfolio	$335,169	$267,260	$654,738	$520,257
Per Share Reconciliation:
Diluted net income per share	$0.70	$0.34	$0.96	$0.58
Plus: Depreciation and amortization from consolidated properties and the Company’s share of depreciation and amortization from unconsolidated affiliates, net of minority interest portion of depreciation and amortization	0.92	0.70	1.83	1.36
Plus: (Gain)/loss on sales of real estate and other assets and discontinued operations	(0.43)	(0.04)	(0.47)	0.01
Plus: Tax provision related to sale	0.01	0.02	0.01	0.02
Less: Impact of additional dilutive securities for FFO per share	(0.02)	(0.01)	(0.02)	0.00
Diluted FFO per share	$1.18	$1.01	$2.31	$1.97
Details for per share calculations:
FFO of the Simon Portfolio	$335,169	$267,260	$654,738	$520,257
Adjustments for dilution calculation:
Impact of preferred stock and preferred unit conversions and option exercises(F)	14,209	1,275	28,421	2,549
Diluted FFO of the Simon Portfolio	349,378	268,535	683,159	522,806
Diluted FFO allocable to unitholders	(70,309)	(58,283)	(138,244)	(116,401)
Diluted FFO allocable to common stockholders	$279,069	$210,252	$544,915	$406,405
Basic weighted average shares outstanding	220,228	205,553	220,306	203,901
Adjustments for dilution calculation:
Effect of stock options	883	808	887	888
Impact of Series C preferred unit conversion	1,078	1,968	1,105	1,968
Impact of Series I preferred unit conversion	3,424	0	3,426	0
Impact of Series I preferred stock conversion	10,682	0	10,680	0
Diluted weighted average shares outstanding	236,295	208,329	236,404	206,757
Weighted average limited partnership units outstanding	59,535	57,605	59,975	59,096
Diluted weighted average shares and units outstanding	295,830	265,934	296,379	265,853
Basic FFO per share	$1.20	$1.01	$2.34	$1.98
Percent Increase	18.8%		18.2%
Diluted FFO per share	$1.18	$1.01	$2.31	$1.97
Percent Increase	16.8%		17.3%

SIMON
Consolidated Balance Sheets
Unaudited
(In thousands, except as noted)

	June 30,	December 31,
	2005	2004
ASSETS:
Investment properties, at cost	$21,161,935	$21,253,761
Less—accumulated depreciation	3,440,838	3,162,523
	17,721,097	18,091,238
Cash and cash equivalents	375,575	520,084
Tenant receivables and accrued revenue, net	310,606	361,590
Investment in unconsolidated entities, at equity	1,709,899	1,920,983
Deferred costs and other assets	1,200,889	1,176,124
Total assets	$21,318,066	$22,070,019
LIABILITIES:
Mortgages and other indebtedness	$14,247,220	$14,586,393
Accounts payable, accrued expenses, intangibles, and deferred revenue	1,016,179	1,113,645
Cash distributions and losses in partnerships and joint ventures, at equity	111,694	37,739
Other liabilities, minority interest and accrued dividends	163,755	311,592
Total liabilities	15,538,848	16,049,369
COMMITMENTS AND CONTINGENCIES
LIMITED PARTNERS’ INTEREST IN THE OPERATING PARTNERSHIP	917,598	965,204
LIMITED PARTNERS’ PREFERRED INTEREST IN THE OPERATING PARTNERSHIP	409,340	412,840
STOCKHOLDERS’ EQUITY
CAPITAL STOCK OF SIMON PROPERTY GROUP, INC. (750,000,000 total shares authorized, $.0001 par value, 237,996,000 shares of excess common stock):
All series of preferred stock, 100,000,000 shares authorized, 25,479,963 and 25,434,967 issued and outstanding, respectively, and with liquidation values of $1,073,998 and $1,071,748, respectively	1,072,392	1,062,687
Common stock, $.0001 par value, 400,000,000 shares authorized, 224,574,876 and 222,710,350 issued and outstanding, respectively	23	23
Class B common stock, $.0001 par value, 12,000,000 shares authorized, 8,000 issued and outstanding	—	—
Class C common stock, $.0001 par value, 4,000 shares authorized, issued and outstanding	—	—
Capital in excess of par value	5,016,631	4,993,698
Accumulated deficit	(1,432,864)	(1,335,436)
Accumulated other comprehensive income	7,053	16,365
Unamortized restricted stock award	(39,517)	(21,813)
Common stock held in treasury at cost, 4,000,255 and 2,415,855 shares, respectively	(171,438)	(72,918)
Total stockholders’ equity	4,452,280	4,642,606
Total liabilities and stockholders’ equity	$21,318,066	$22,070,019

SIMON
Joint Venture Statements of Operations
Unaudited
(In thousands)

	For the Three Months Ended			For the Six Months Ended
	June 30,			June 30,
	2005		2004	2005		2004
REVENUE:
Minimum rent	$262,318		$225,055	$515,287		$452,972
Overage rent	19,653		3,525	31,621		8,758
Tenant reimbursements	131,020		118,437	258,183		232,657
Other income	33,035		16,160	57,663		28,738
Total revenue	446,026		363,177	862,754		723,125
EXPENSES:
Property operating	91,552		66,918	172,784		136,124
Depreciation and amortization	84,707		67,508	160,876		134,655
Real estate taxes	33,013		30,742	66,093		63,533
Repairs and maintenance	18,276		16,920	39,872		33,915
Advertising and promotion	8,129		8,475	15,836		16,514
Provision for credit losses	1,725		2,446	5,100		4,629
Other	29,390		15,964	53,891		32,433
Total operating expenses	266,792		208,973	514,452		421,803
OPERATING INCOME	179,234		154,204	348,302		301,322
Interest expense	99,458		92,622	196,965		185,617
Income Before Minority Interest and Unconsolidated Entities	79,776		61,582	151,337		115,705
Loss from unconsolidated entities	(637)		(1,612)	(1,892)		(2,301)
Income from Continuing Operations	79,139		59,970	149,445		113,404
Income from consolidated joint venture interests(G)	—		4,363	—		10,334
Income from discontinued joint venture interests(G)	542	(H)	9,704	1,004	(H)	6,560
Gain on disposal or sale of discontinued operations, net	(34	)(H)	4,704	98,359	(H)	4,704
NET INCOME	$79,647		$78,741	$248,808		$135,002
Third-party investors’ share of net income	$49,305		$52,831	$141,067		$85,851
Simon’s share of net income	30,342		25,910	107,741		49,151
Amortization of excess investment	15,903		6,074	26,179		12,243
Write-off of investment related to property sold	(945	)(H)	—	37,778	(H)	—
Simon’s share of net gain related to property sold	928	(H)	—	11,401	(H)	—
Income from unconsolidated joint ventures	$14,456		$19,836	$32,383		$36,908

SIMON
Joint Venture Balance Sheets
Unaudited
(In thousands)

	June 30,	December 31,
	2005	2004
ASSETS:
Investment properties, at cost	$9,454,830	$9,429,465
Less—accumulated depreciation	1,833,801	1,745,498
	7,621,029	7,683,967
Cash and cash equivalents	285,919	292,770
Tenant receivables	185,988	209,040
Investment in unconsolidated entities	134,453	167,182
Deferred costs and other assets	337,460	322,660
Total assets	$8,564,849	$8,675,619
LIABILITIES AND PARTNERS’ EQUITY:
Mortgages and other indebtedness	$6,738,891	$6,398,312
Accounts payable, accrued expenses and deferred revenue	347,324	373,887
Other liabilities	207,941	179,443
Total liabilities	7,294,156	6,951,642
Preferred units	67,450	67,450
Partners’ equity	1,203,243	1,656,527
Total liabilities and partners’ equity	$8,564,849	$8,675,619
Simon’s Share of:
Total assets	$3,589,234	$3,619,969
Partners’ equity	564,620	779,252
Add: Excess Investment(I)	1,033,585	1,103,992
Simon’s net investment in joint ventures	$1,598,205	$1,883,244
Mortgages and other indebtedness	$2,903,088	$2,750,327

SIMON
Footnotes to Financial Statements
Unaudited

Notes:

(A)       The Company considers FFO a key measure of its operating performance that is not specifically defined by GAAP. The Company believes that FFO is helpful to investors because it is a widely recognized measure of the performance of REITs and it provides a relevant basis for comparison among REITs. The Company also uses this measure internally to measure the operating performance of the portfolio. The Company’s computation of FFO may not be comparable to FFO reported by other REITs.

As defined by NAREIT, FFO is consolidated net income computed in accordance with GAAP, excluding real estate related depreciation and amortization, excluding gains and losses from extraordinary items, excluding gains and losses from the sales of real estate, plus the allocable portion of FFO of unconsolidated joint ventures based upon economic ownership interest, and all determined on a consistent basis in accordance with GAAP. The Company has adopted NAREIT’s clarification of the definition of FFO that requires it to include the effects of nonrecurring items not classified as extraordinary, cumulative effect of accounting change or resulting from the sale of depreciable real estate. However, you should understand that FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income determined in accordance with GAAP as a measure of operating performance, and is not an alternative to cash flows as a measure of liquidity.

(B)        Includes our share of gains on land sales of $8.8 million and $10.3 million for the three months ended June 30, 2005 and 2004, respectively, and $17.9 million and $14.6 million for the six months ended June 30, 2005 and 2004, respectively.

(C)        Includes our share of straight-line adjustments to minimum rent of $5.4 million and $0.8 million for the three months ended June 30, 2005 and 2004, respectively, and $9.5 million and $3.0 million for the six months ended June 30, 2005 and 2004, respectively.

(D)       Includes our share of the fair market value of leases from acquisitions of $13.5 million and $9.7 million for the three months ended June 30, 2005 and 2004, respectively, and $27.1 million and $17.1 million for the six months ended June 30, 2005 and 2004, respectively.

(E)        Includes our share of debt premium amortization of $8.1 million and $1.9 million for the three months ended June 30, 2005 and 2004, respectively, and $16.2 million and $3.7 million for the six months ended June 30, 2005 and 2004, respectively.

(F)         Includes dividends and distributions of Series I preferred stock and Series C and I preferred units.

(G)      Consolidation occurs when the Company acquires an additional ownership interest in a joint venture and has, as a result, gained control of the joint venture. These interests have been separated from operational interests to present comparative results of operations for those joint ventures held as of June 30, 2005. Discontinued joint venture interests represent those partnership interests that have been sold.

(H)      Relates to Metrocenter, a regional mall in Phoenix, Arizona sold on January 11, 2005.

(I)            Excess Investment represents the unamortized difference of our investment over our share of the equity in the underlying net assets of the partnerships and joint ventures acquired. We generally amortize excess investment over the life of the related Properties, typically 35 years, and the amortization is included in income from unconsolidated entities.